Exhibit (d)(5)
May 16, 2017

WebMD Health Corp.
395 Hudson Street
3rd Floor
New York, NY 10014

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, 42nd Floor
New York, NY 10019

Ladies and Gentlemen:

Reference is made to the letter agreement, dated as of April 6, 2017 (the “Agreement”), by and between WebMD Health Corp. and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a copy of which is attached hereto. Capitalized terms that are used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

The undersigned acknowledges that it has received Evaluation Material or Transaction Information and, in consideration therefor, agrees to be bound by the provisions of the Agreement applicable to KKR’s “Representatives” as though the undersigned were a party thereto.

Very truly yours,

Internet Brands, Inc.

By:	/s/ B. Lynn Walsh
Name:	B. Lynn Walsh
Title:	Exec. VP Corporate Development

Acknowledged

WebMD Health Corp.

By:	/s/ Douglas W. Wamsley
Name:	Douglas W. Wamsley
Title:	Executive Vice President